Exhibit A(1)(b)

ALAIA MARKET LINKED TRUST, SERIES [•]

SERIES TRUST AGREEMENT

Dated: [•], 2015

This Series Trust Agreement (the “Series Trust Agreement”) among Beech Hill Securities, Inc., as Depositor, Alaia Capital, LLC, as Portfolio Consultant, Evaluator and Supervisor, and The Bank of New York Mellon, as Series Trustee, supplements the Master Trust Agreement, dated as of __________, 2015, among the Depositor, the Portfolio Consultant, Evaluator and Supervisor and The Bank of New York Mellon, as Trustee and sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For ALAIA Market Linked Trust, Effective for Unit Investment Trusts Investing in Equity Securities, Debt Securities and/or Derivative Transactions Established On and After [•], 2015” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference.  The Master Trust Agreement created the ALAIA Market Linked Trust (the “Trust”). This Series Trust Agreement, including the provisions incorporated herein from the Standard Terms and Conditions of Trust relates solely to Series [•] of the Trust (the “Series”) and the Fund Shares of such Series.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Series Trustee, Portfolio Consultant, Evaluator and Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. In the event of any inconsistency between the provisions of this Series Trust Agreement and the provisions of the Standard Terms and Conditions of Trust, the Series Trust Agreement will prevail. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Standard Terms and Conditions of Trust.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1.         The Securities listed in Schedule A hereto have been deposited in trust under this Series Trust Agreement.

2.         The Evaluation of each Security listed in Schedule A hereto on the Initial Date of Deposit has been determined by the Evaluator to be the value of the Security set forth under “Statement of Financial Condition” in the Prospectus for the Trust.

3.         The fractional undivided beneficial interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Statement of Financial Condition” in the Prospectus for the Trust.

4.         The aggregate number of Units described in Section 2.03(a) of the Standard Terms and Conditions of Trust for a Series is that number of Units set forth under “Statement of Financial Condition” in the Prospectus for the Series.

5.         For each Security, the Underlying Asset to Unit Ratio is:

Security	Underlying Asset to Unit Ratio*
[•]	[•]
*The number of shares of each issue of Securities attributable to each Unit on the Initial Date of Deposit.

6.         The term “Business Day” shall mean a day on which the New York Stock Exchange is scheduled to be open for regular trading and on which general banking transactions are conducted.

7.         The “Creation and Development Fee” shall be the amount set forth under “Fees and Expenses Table” in the Prospectus.

8.         If any, the term “Deferred Sales Charge Payment Dates” shall mean the Deferred Sales Charge Payment Dates set forth under “Summary Information” in the Prospectus for the Series.

9.         The [Series] shall [not] elect to be treated as a “regulated investment company” as defined in Section 851 of the United States Internal Revenue Code of 1986, as amended.

10.       The term “Distribution Date” shall mean the “Distribution Date” set forth under “Essential Information” in the Prospectus for the Series.

11.       The term “Initial Date of Deposit” shall be [•].

12.       The terms “Initial Offering Period” and the “Organization Expense Period” shall each mean the period beginning with the Initial Date of Deposit and ending on [one month,] in the case of the Initial Offering Period, and the [earlier of the end of the Initial Offering Period and six months,] in the case of the Organization Expense Period.

13.       The term “Mandatory Dissolution Date” shall mean the “Series Mandatory Dissolution Date” set forth under “Summary Information” in the Prospectus for the Series.

14.       The term “Record Date” shall mean the “Record Date” set forth under “Summary Information” in the Prospectus for the Series.

15.       The Depositor’s annual compensation shall be the amount set forth under “Fees and Expenses Table” in the Prospectus.

16.       The Evaluator’s annual compensation shall be the amount set forth under “Fees and Expenses Table” in the Prospectus.

17.       The Supervisor’s annual compensation shall be the amount set forth under “Fees and Expenses Table” in the Prospectus.

18.       The Portfolio Consultant’s annual compensation shall be the amount set forth under “Fees and Expenses Table” in the Prospectus.

19.       The Series Trustee’s annual compensation shall be the amount set forth under “Fees and Expenses Table” in the Prospectus, with a minimum of $10,000 per annum.

20.       [The License Fees shall be $[•], which amount is incorporated in “Fees and Expenses Table” in the Prospectus for the Series and such amounts are payable on [•] in the amount of $[•]]. [There shall be no “License Fee”.]

21.       [The minimum number of Units a Unitholder must redeem in order to be eligible for an In-Kind Distribution of Securities pursuant to Section 6.02 of the Standard Terms and Conditions of Trust shall be [•].]

22.       In the event the Series is identified as a Derivatives Series, the following sections will be applicable:

(i)	A form of the relevant Derivative Agreement (including the Credit Support Agreement) is attached hereto as Annex A.

(ii)
The Depositor, with respect to the Series, has entered into each Derivative Transaction listed in Schedule B hereto and has executed and delivered each related Derivative Agreement (including without limitation any related Credit Support Agreements) concurrently with the execution of this Series Trust Agreement.

(iii)
The Evaluation of each Derivative Transaction listed in Schedule B hereto on the Initial Date of Deposit has been determined by the Evaluator to be the value for the Derivative Transactions set forth under “Statement of Financial Condition” in the Prospectus for the Trust.

(iv)	For each Derivative Transaction, the Underlying Asset to Unit Ratio is:

Derivative Transaction	Underlying Asset to Unit Ratio*
[•]	[•]
[•]	[•]
*The number of units of each Derivative Transaction attributable to each Unit, expressed as a percentage.

(v)	The term “Derivative Counterparty” shall mean the counterparty identified in the Derivative Agreement.

(vi)	The following provisions shall modify and supplement the Standard Terms and Conditions of Trust:

Section 3.05. Collateral Account. (a) In respect of a Derivatives Series, there shall be two collateral accounts, a “Trust Collateral Account” and a “Counterparty Collateral Account” and collectively the “Collateral Accounts”.

(b)
Trust Collateral Account. In respect of a Derivatives Series, the Series Trustee shall establish, with respect to each Derivative Counterparty, a collateral account in the name of the Trust with respect to the Series into which, as instructed by the Depositor, the Series Trustee shall deposit Series assets which shall be subject to a lien of the Derivative Counterparty to secure the performance of the Series’s obligations to such Derivative Counterparty under the related Derivative Agreement. All assets in the Trust Collateral Account shall remain under the sole dominion of the Series Trustee and shall not be subject to transfer, use or rehypothecation except upon instruction of (i) the Depositor in accordance with the Credit Support Agreement and this Series Trust Agreement, or, (ii) upon an event of default under the Derivative Agreement when the Trust with respect to a Series is the defaulting party, the Derivative Counterparty in accordance with the Credit Support Agreement. The Depositor shall cause the terms of the Credit Support Agreement to be consistent with the foregoing.

(c)
Counterparty Collateral Account. In respect of a Derivatives Series, the Depositor shall cause each Derivative Counterparty to establish, a collateral account in its name with The Bank of New York Mellon, as custodian (the “Counterparty Collateral Custodian”) into which the Derivative Counterparty shall deposit Derivative Counterparty assets which shall be subject to a lien of the Series Trustee, on behalf of the Series, to secure the performance of the Derivative Counterparty’s obligations to the Trust under the related Derivative Agreement. The Depositor shall cause the terms of the Credit Support Agreement to provide that (i) all assets in the Counterparty Collateral Account shall remain under the sole dominion of the Counterparty Collateral Custodian and shall not be subject to transfer, use or rehypothecation except upon instruction of: (A) the Derivative Counterparty in accordance with the Credit Support Agreement, or, (B) upon an event of default under the Derivative Agreement in which the Derivative Counterparty is the defaulting party, the Depositor, on behalf of the Series and (ii) the Counterparty Collateral Custodian shall provide reporting concerning the assets of the Counterparty Collateral Account and all credits and debits thereto in form and substance satisfactory to the Depositor. Except for the security interest and related rights and remedies under the Derivative Agreement in favor of the Series, the assets of the Counterparty Collateral Account are not otherwise Series assets.

(d)
Prior to an event of default under the Derivative Agreement, the Series Trustee shall, in the amount and at the time instructed by the Depositor, make the following deposits and withdrawals from the Trust Collateral Account:

(i)	transfer to the Trust Collateral Account from the Capital Account, first, Securities and to the extent there are insufficient Securities, cash pursuant to the terms of the Credit Support Agreement;

(ii)
upon a redemption of a Unit in accordance with Section 6.02 of the Standard Terms and Conditions of Trust, transfer from the Trust Collateral Account to the Capital Account an amount equal to the Securities and/or cash released pursuant to the Credit Support Agreement; and

(iii)
upon a termination of the Series in accordance with Section 9.02 of the Standard Terms and Conditions of Trust, transfer from the Collateral Account to the Capital Account an amount equal to the contents therein released under the Credit Support Agreement.

(e)
Prior to an event of default under the Derivative Agreement, the Series Trustee shall, in the amount and at the time instructed by the Depositor, make the following additional payments after making any (or reserving for) the payments provided in Section 3.06(i) of the Standard Terms and Conditions of Trust:

(i)	transfer from the Capital Account to the Trust Collateral Account amounts specified in Section 3.05(d)(i) of this Series Trust Agreement;

(ii)
transfer from the Capital Account, first, cash and to the extent there is insufficient cash then Securities (and liquidate such Securities on instructions by the Depositor) to make payments to the Derivative Counterparty under the Derivative Agreement;

(iii)	credit to the Capital Account any amounts released from the Trust Collateral Account;

(iv)	credit to the Capital Account any amounts paid by the Derivative Counterparty under the Derivative Agreement;

(v)
upon a redemption of a Unit in accordance with Section 6.02 of the Standard Terms and Conditions of Trust, to (i) transfer to the Derivative Counterparty from the Capital Account, first, cash and to the extent there is insufficient cash then Securities (and liquidate such Securities on instructions by the Depositor) or (ii) deposit to the Capital Account for any amounts received from the Derivative Counterparty, in each case, on termination of the pro-rata portion of the Derivative Transactions; and

(vi)
upon a dissolution of the Series in accordance with Section 9.02 of the Standard Terms and Conditions of Trust, (i) transfer to the Derivative Counterparty from the Capital Account, first, cash and to the extent there is insufficient cash then Securities (and liquidate on instructions by the Depositor) amounts equal to any payment to the Derivative Counterparty or (ii) deposit to the Capital Account amounts received from the Derivative Counterparty, in each case, arising from the termination of the Derivative Transaction.

(f)	(i)
Following delivery of a notice of exclusive control by the Derivative Counterparty under the Credit Support Agreement after an event of default in respect of the Series under the Derivative Agreement, the Series Trustee shall release the assets in the Series Collateral Account to the Derivative Counterparty in accordance with the terms of the related Credit Support Agreement.

(ii)
As provided in Section 2.01(g) of the Standard Terms and Conditions of Trust, the Depositor shall exercise all rights and remedies of the Series under the Derivative Agreement, including delivery of a notice of exclusive control by the Depositor on behalf of the Trust to the Counterparty Collateral Custodian under the Credit Support Agreement following an event of default in respect of the Derivative Counterparty under the Derivative Agreement. The Depositor shall liquidate the assets in the Counterparty Collateral Account and make payments in accordance with the terms of the related Derivative Agreement.

(g)
To the extent any Securities held in the Series Collateral Account shall make any form of cash distribution in respect of interest, dividends or otherwise, the Depositor shall (i) cause the release of such cash under the related Credit Support Agreement by substituting Securities or other Series assets therefor, and (ii) issue instructions to the Series Trustee for deposit of such amounts into the Income Account

(h)
The Series Trustee shall rely conclusively upon any instruction given by the Depositor with respect to the Collateral Accounts and shall take no action with respect to the Collateral Accounts or the assets therein in the absence of such instruction. The Series Trustee shall have no liability to any Unitholder, Derivative Counterparty or other person for any action taken pursuant to the Depositor’s, or in the case of Section 3.05(e)(i) herein, the Derivative Counterparty’s, instruction or for any failure to act in the absence of such instruction.

All determinations to be made, and actions to be performed, in this Section by the Depositor shall be in consultation with the Portfolio Consultant.

Section 5.01  Evaluation of Securities. (a) In respect of Derivative Transactions, the Evaluator shall determine the Evaluation in the following manner: (i) if options or futures positions held by the Series are exchange traded, those options and futures positions will be valued based on the last official closing price on or prior to the Evaluation Time on the primary exchange for such position provided that there is an operating market-clearing mechanism at the relevant time of determination, or if none, based on the methodology for evaluation set forth in the Prospectus; (ii) if the Derivative Transaction is not traded on an exchange, the Evaluator will determine the value of based on its good faith determination of the fair value of such Derivative Transaction in its reasonable discretion taking into consideration factors, including, but not limited to, (a) the net amount to be paid to or received by the Series in connection with an early termination of such Derivative Transaction as determined pursuant to the Derivative Agreement on the valuation date by the related Derivative Counterparty or any third party pricing service retained by the Evaluator, (b) current prices for the Derivative Transaction as obtained from investment dealers or brokers who customarily deal in financials instruments comparable to the Derivative Transaction and/or (c) prices for comparable futures contracts, options or securities.

Except as provided in Section 5.01 of the Standard Terms and Conditions of Trust (“Offering Period Evaluations”), the Evaluation shall be made (i) when the Series is “long or has purchased” the relevant Derivative Transactions, on the basis of the bid side of the market and the bid side value of any relevant currency exchange rate expressed in U.S. dollars and (ii) when the Series is “short or has written” the relevant Derivative Transactions, on the basis of the ask side of the market and the ask side value of any relevant currency exchange rate expressed in U.S. dollars. Whether the Series is “long” or “short” and/or whether the Derivative Transaction should be bifurcated for such purposes in such Evaluation will be determined by the Evaluator.

23.    (a)  The following provisions shall modify and supplement the Standard Terms and Condition of Trust:

[Section 3.18 of the Standard Terms and Conditions of Trust shall read:

Section 3.18 Regulated Investment Company Election.  The Series Trustee is hereby directed to make such elections and take all actions, including any appropriate election to be taxed as a corporation, as shall be necessary to effect the qualification of the Series as a RIC.

Section 3.19  Independent Accountants as to RIC Status; preparation of tax returns for Series electing to be taxed as RICs; signing of returns and related documents.  The Series Trustee on behalf of the Series shall engage independent accountants to make such reviews of the portfolio of each Series as shall be necessary to maintain qualification of that Series as a RIC for tax purposes and to avoid imposition of tax on that Series or undistributed income in that Series and to otherwise monitor all aspects of such Series’ compliance with the rules of the Internal Revenue Code applicable to RICs.  The Depositor, Portfolio Consultant, Supervisor, Evaluator and Series Trustee shall be authorized to rely conclusively upon such reviews.  Such reviews shall include, among other things, instructions to make any distribution for a taxable year in order to avoid imposition of any income or excise tax on that Series or on undistributed income in that Series. The Series Trustee shall cause such independent accountants to prepare and file tax returns and prepare forms for the tax reporting for each Series which elects to be taxed as a RIC. The Series Trustee on behalf of the Series will sign all tax returns and other related documents. None of the Depositor, Portfolio Consultant, Supervisor, Evaluator or the Series Trustee shall be liable to any person for any actions taken upon the instruction of such accountants or for any omission in the absence of such instruction.”]

[Sections 3.18  and 3.19 of the Standard Terms and Conditions of Trust shall read:

“Section 3.18 Regulated Investment Company Election.  The Depositor on behalf of the Series is hereby directed to make such elections and take all actions, including any appropriate election to be taxed as a corporation, as shall be necessary to effect the qualification of the Series as a RIC.

Section 3.19.  Independent Accountants as to RIC Status; preparation of tax returns for Series electing to be taxed as RICs; signing of returns and related documents.  The Depositor on behalf of the Series shall engage independent accountants to make such reviews of the portfolio of each Series as shall be necessary to maintain qualification of that Series as a RIC for tax purposes and to avoid imposition of tax on that Series or undistributed income in that Series and to otherwise monitor all aspects of such Series’ compliance with the rules of the Internal Revenue Code applicable to RICs.  The Depositor, Portfolio Consultant, Supervisor, Evaluator and Series Trustee shall be authorized to rely conclusively upon such reviews.  Such reviews shall include, among other things, instructions to make any distribution for a taxable year in order to avoid imposition of any income or excise tax on that Series or on undistributed income in that Series. The Depositor shall cause such independent accountants to prepare and file tax returns and prepare forms for the tax reporting for each Series which elects to be taxed as a RIC and shall supply the same to the Series Trustee for dissemination. The Depositor on behalf of the Series will sign all tax returns and other related documents. None of the Depositor, Portfolio Consultant, Supervisor, Evaluator or the Series Trustee shall be liable to any person for any actions taken upon the instruction of such accountants or for any omission in the absence of such instruction.”]

24.  This Series Trust Agreement shall be deemed effective when executed and delivered by the Depositor, Portfolio Consultant, Evaluator and Supervisor and the Series Trustee.

25.  The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series described in this Series Trust Agreement shall be enforceable against the assets of this Series only, and not against the assets of the Trust generally or the assets of any other Series. Further, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of this Series.

In Witness Whereof, the undersigned have caused this Series Trust Agreement to be executed; all as of the day, month and year first above written.

BEECH HILL SECURITIES, INC.

as Depositor

By
	Name:	Vincent Iannuzzi
	Title:	Chief Financial Officer and Chief Operating Officer

ALAIA CAPITAL, LLC

as Portfolio Consultant, Evaluator and Supervisor

By
Name:
Title:

THE BANK OF NEW YORK MELLON

as Series Trustee

By
Name:
Title:

SCHEDULE A TO SERIES TRUST AGREEMENT

[SECURITIES] INITIALLY DEPOSITED

IN

ALAIA MARKET LINKED TRUST, SERIES [•]

SCHEDULE B TO SERIES TRUST AGREEMENT

[OTC] DERIVATIVE TRANSACTIONS

ENTERED INTO BY

ALAIA MARKET LINKED TRUST, SERIES [•]

ANNEX A TO SERIES TRUST AGREEMENT

FORM OF [OTC] DERIVATIVE AGREEMENT AND CREDIT SUPPORT AGREEMENT